UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM SD

Specialized Disclosure Report
______________________

EDGEWELL PERSONAL CARE COMPANY

(Exact name of registrant as specified in its charter)

Missouri	001-15401	43-1863181
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Research Drive, Shelton, Connecticut 06484
(Address of principal executive offices)

Daniel J. Sullivan
Chief Financial Officer
(203) 944-5500
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period January 1, 2023 to December 31, 2023.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Form SD of Edgewell Personal Care Company (the "Company") is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2023 to December 31, 2023.

A copy of the Company's Conflict Minerals Report is provided as Exhibit 1.01 hereto and incorporated by reference herein and is publicly available at http://edgewell.com/supplier-relations/. The website and information accessible through it are included for general information and are not incorporated by reference to this Form SD.

Item 1.02 Exhibit

The Company's Conflict Minerals Report for the reporting period January 1, 2023 to December 31, 2023 is filed as Exhibit 1.01 of this report and is incorporated herein by reference.

Section 2 - Exhibits
Item 2.01 Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGEWELL PERSONAL CARE COMPANY
By:     /s/ Daniel J. Sullivan
Daniel J. Sullivan
Chief Financial Officer
Dated: May 29, 2024